Securities and Exchange Commission
Washington, DC 20549

Gentlemen:
We were previously the certifying accountants for America First Associates Corp. and on February 28, 2001 we reported on the consolidated financial statements of America First Associates Corp. as of and for the years ended December 31,2001.  On  February  26, 2002, we were dismissed as the certifying accountants of America First Associates Corp.  We have read the statements included in the first two paragraphs of Item 4 of its Form 8-K for February 26, 2002, and we agree with such statements; we have no basis to comment on the remaining information in the Form 8-K.
                                               /s/ Lerner & Sipkin
                                               Lerner & sipkin
                                               Certified Public Accountants
New York, NY
February 26, 2002